Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1, of our report dated July 13, 2020, relating to the balance sheet of E.Merge Technology Acquisition Corp. as of June 8, 2020, and the related statements of operations, changes in stockholder’s equity and cash flows for the period from May 22, 2020 (inception) through June 8, 2020, and to the reference to our Firm under the caption “Experts” in the Prospectus. appearing in Amendment No. 3 to the Registration Statement on Form S-1, File No. 333-239836.

/s/ WithumSmith+Brown, PC

New York, New York
July 30, 2020